Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our articles of incorporation and bylaws are summaries and are qualified by reference to such articles of incorporation and bylaws and applicable provisions of the Nevada Revised Statutes (the “NRS”). These documents are filed as exhibits to our most recent Annual Report on Form 10-K and are incorporated by reference herein.

General

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”) and 10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), 12,622 of which are designated as Series A Non-Voting Convertible Preferred Stock (“Series A Preferred Stock”).

Common Stock

Our articles of incorporation authorize the issuance of up to 300,000,000 shares of Common Stock. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

Distribution Rights

Subject to any preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of Common Stock are entitled to receive dividends and other distributions out of assets or funds legally available if our Board of Directors or an authorized committee thereof (the “Board”), in its discretion, determines to issue such dividends or make such other distributions and then, only at the times and in the amounts that the Board may determine.

Voting Rights

Holders of Common Stock are entitled to one vote for each such share held of record on the applicable record date on each matter properly submitted to and voted on at a meeting of stockholders, except that holders of Common Stock shall not be entitled to vote on any amendment to the articles of incorporation that alters or changes the powers, preferences, rights or other terms of any outstanding class or series of Preferred Stock if the holders of the affected class(es) or series of such Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such class(es) or series, on such amendment pursuant to the articles of incorporation (including any certificate of designation relating to such class(es) or series of Preferred Stock) or pursuant to the NRS.

Classified Board

The number of directors is fixed by the Board, and directors are elected by a plurality of the votes cast. Other than any directors elected by the separate vote of the holders of any class or series of Preferred Stock, the members of the Board are divided into three classes, designated as Class I, Class II and Class III, respectively, with directors assigned to each class by the Board. At each annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting (but at least one-fourth of the total number of the directors

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must be elected annually); provided, that, notwithstanding the foregoing, directors elected to each class will hold office until their successors are duly elected or appointed and qualified or until their earlier resignation, death or removal. Whenever the holders of any class or series of Preferred Stock have the right, voting separately as a series or together with holders of any other class(es) or series of Preferred Stock, to elect directors, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the articles of incorporation, including the certificate of designation relating to each such class or series of Preferred Stock.

No Preemptive or Similar Rights

The Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Received Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders would be distributable ratably to and among the holders of Common Stock and any participating Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.

Preferred Stock

Under the terms of our articles of incorporation, the Board is authorized, subject to limitations prescribed by Nevada law, to issue up to 10,000,000 shares of Preferred Stock in one or more series, to establish and designate from time to time shares of Preferred Stock in one or more classes or series, to fix the number of shares to be included in each class or series and to fix the voting powers (if any), designations, powers, preferences, limitations, restrictions and relative rights of the shares of each series, in each case without further vote or action by our stockholders. Subject to any certificate of designation on file with the Nevada Secretary of State, the Board may also increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. The Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company and might adversely affect the market price of the Common Stock and the voting and other rights of the holders of Common Stock.

Series A Non-Voting Convertible Preferred Stock

The Board has designated 12,622 shares of Preferred Stock as the Series A Preferred Stock. Holders of the Series A Preferred Stock are entitled to receive dividends and other distributions on shares of Series A Preferred Stock equal to, on an as-converted-to-Common Stock basis, and in the same form as dividends and other distributions (other than dividends on shares of Common Stock payable in the form of Common Stock) actually paid on shares of Common Stock when, as and if such distributions are paid on shares of Common Stock. Except as otherwise required by the certificate of designation designating the Series A Preferred Stock (the “Certificate of Designation”) or by law, the Series A Preferred Stock

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does not have voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the then-outstanding shares of the Series A Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend the Certificate of Designation, amend or repeal any provision of, or add any provision to, our articles of incorporation or bylaws, or file any certificate of designation (or any amendment thereto) relating to any series of Preferred Stock, in each case if such action would adversely alter or change the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Series A Preferred Stock, regardless of whether any of the foregoing actions will be by means of amendment to our articles of incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further shares of Series A Preferred Stock beyond those contemplated for issuance in the Merger Agreement (as defined in the Certificate of Designation) or increase or decrease (other than by conversion) the number of authorized shares of Series A Preferred Stock, (iii) at any time while at least 3,786 shares of Series A Preferred Stock remain issued and outstanding, consummate either: (A) any Fundamental Transaction (as defined in the Certificate of Designation) or (B) any merger or consolidation of the Company with or into another entity or any stock sale to, or other business combination in which the stockholders of the Company immediately before such transaction do not hold at least a majority on an as-converted-to-Common Stock basis of the capital stock of the Company, immediately after such transaction or (iv) enter into any agreement with respect to any of the foregoing that does not explicitly require the approval contemplated herein to consummate such transaction.

The Series A Preferred Stock ranks on parity with the Common Stock as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily. Each share of Series A Preferred Stock is convertible, at any time and from time to time, at the option of the holder of the Series A Preferred Stock, into 1,000 shares of Common Stock, subject to certain limitations (and subject further to adjustment as set forth in the Certificate of Designation), including that a holder of Series A Preferred Stock is prohibited from converting shares of Series A Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (initially set at 19.99%) of the total number of shares of Common Stock outstanding or deemed to be outstanding immediately after giving effect to such conversion.

Anti-Takeover Provisions

Certain provisions of Nevada law, our articles of incorporation and our bylaws could have the effect of delaying, deferring, discouraging or preventing another person from acquiring control of us. These anti-takeover provisions, which are summarized below, may have the effect of discouraging proxy contests and takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with the Board. We believe that the benefits of increased protection associated with the Board’s ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

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Combinations with Interested Stockholders Statutes

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 to 78.444) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for a period of two years following the date on which the person first became an interested stockholder, unless:

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prior to the date the person first became an interested stockholder, the Board approves either the combination or the transaction which resulted in the stockholder becoming an interested stockholder; or
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after the date on which such stockholder becomes an interested stockholder, the combination is approved by the Board and, at or after the time the Board approves the combination, by 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates at an annual or special meeting.

Furthermore, in the absence of prior approval, even after the two-year period described above, a combination remains prohibited for another two years unless (i) it is approved by the Board, the disinterested stockholders or a majority of the outstanding voting power not beneficially owned by the interested stockholder and its affiliates and associates or (ii) the terms of the combination satisfy certain fair value requirements. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder.

An “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder”, including mergers and consolidations, sales, leases, exchanges, pledges, transfers or other dispositions of assets with a certain market value, earning power or net income, and share issuances with a certain market value.

These statutes generally apply to Nevada corporations with 200 or more stockholders of record. At this time, we do not have 200 or more stockholders of record. A Nevada corporation may elect in its articles of incorporation not to be governed by these combinations with interested stockholders statutes, but, if such election is not made in the corporation’s original articles of incorporation, the corporation may so provide in an amendment to its articles of incorporation if the combination is with a person who first became an interested stockholder before the effective date of the amendment, or the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. These statutes also do not apply to a corporation whose articles are amended to expressly elect not to be governed by these statutes before the date the corporation first has 200 or more stockholders of record. We do not have an election to opt-out of these statutes in our articles of incorporation.

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Acquisition of Controlling Interest Statutes

Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 to 78.3793) prohibit an acquirer, under certain circumstances, from voting its shares of a corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority and a majority or more, in each case of the outstanding voting power in the election of directors. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares”, and such control shares are deprived of the right to vote until the corporation’s disinterested stockholders restore the right. These provisions also provide that, if control shares are accorded full voting rights, and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with Nevada’s dissenter’s rights statutes. These statutes apply to Nevada corporations with 200 or more stockholders of record, at least 100 of whom have had addresses in Nevada on the corporation’s stock ledger at all times during the 90 immediately preceding days, and do business in Nevada directly or through an affiliated corporation. At this time, we do not have 200 or more stockholders of record. A corporation may elect to not be governed by the acquisition of controlling interest statutes by including in its articles of incorporation or bylaws a provision that these statutes do not apply to the corporation or to an acquisition of a controlling interest therein; provided, that this provision must be in effect on the tenth day following the date an acquiring person has acquired a controlling interest by crossing any of the three thresholds described above. We have opted out of the acquisition of controlling interest statutes in our bylaws.

Articles of Incorporation and Bylaw Provisions

Our articles of incorporation and bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of us, including the following:

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Board of Directors Vacancies: Our articles of incorporation and bylaws require that the Board, and not stockholders, fill any directorships that become vacant or are created by an increase in the authorized number of directors by the affirmative vote of a majority of the remaining directors or by the sole remaining director. In addition, pursuant to our bylaws, the number of directors constituting the Board is permitted to be set only by a resolution adopted by a majority vote of the Board. These provisions prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the Board but promotes continuity of management.
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Classified Board: Our articles of incorporation provide that the Board is classified into three classes of directors, each with staggered three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us, as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.
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Stockholder Action; Special Meetings of Stockholders: Our articles of incorporation and bylaws provide that stockholders may not take action by written consent, but may only

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take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of stockholders called in accordance with our bylaws. Further, the bylaws provide that special meetings of stockholders may be called only by the Board, thereby prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
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Advance Notice Requirements for Stockholder Proposals and Director Nominations: Our bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.
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No Cumulative Voting: Under the NRS, stockholders are not automatically entitled to the right to cumulate votes in the election of directors, unless a corporation’s articles of incorporation provide otherwise. Our articles of incorporation do not provide for cumulative voting.
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Directors Removed Only for Cause: Our articles of incorporation provide that stockholders may remove directors only for cause and only by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of the outstanding stock entitled to vote in the election of directors.
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Amendment of Charter Provisions: The affirmative vote of a majority of the voting power of the outstanding shares of capital stock entitled to vote, and the affirmative vote of a majority of the voting power of the outstanding shares of each class of capital stock entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose, is required to amend or repeal provisions of our articles of incorporation; provided, however, that the affirmative vote of not less than two-thirds (2/3) of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of not less than two-thirds (2/3) of the voting power of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V (Stockholder Action), Article VI (Directors), Article VII (Limitation of Liability), Article VIII (Amendment of Bylaws) or Article IX (Amendment of Articles of Incorporation) of our articles of incorporation.

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Issuance of Preferred Stock: The Board has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock with rights and preferences, including voting rights, designated from time to time by the Board. The existence of authorized but unissued shares of Preferred Stock enables the Board to render more difficult or to discourage an attempt to obtain control of us by merger, tender offer, proxy contest or other means.
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Choice of Forum: Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada (or, if such state court lacks jurisdiction, then any other state or federal district court located in the State of Nevada), shall be the sole and exclusive forum for any action, suit, proceeding or claim (i) brought in the name or right or on behalf of the Company, (ii) for or based upon a breach of any fiduciary duty owed by any director, officer, employee or agent of the Company in such capacity, (iii) arising pursuant to, or to interpret, apply, enforce or determine the validity of, any provision of NRS Title 7 (including without limitation NRS Chapters 78 and 92A), our articles of incorporation or bylaws, or as to which the NRS confers jurisdiction on the courts of the State of Nevada or (iv) asserting a claim governed by the internal affairs doctrine. In addition, our bylaws also provide that the federal district courts of the United States are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. These choice of forum provisions do not apply to claims brought to enforce a duty or liability created by the Exchange Act.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Computershare Trust Company, N.A. The transfer agent’s address is 150 Royall Street, Suite 101, Canton, MA 02021, and its telephone number is (800) 344-5128.

Listing

The Common Stock is listed on The Nasdaq Capital Market under the symbol “JBIO.”

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